EXHIBIT 99
FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
February 28, 2005	Swank, Inc.
Taunton, MA 02780
(508) 822-2527

SWANK, INC.
NEW YORK, NEW YORK

SWANK, INC. REPORTS NET INCOME FOR THE QUARTER AND YEAR ENDED
DECEMBER 31, 2004

NEW YORK, February 28, 2005 -- John Tulin, President of SWANK, INC., (OTC:SNKI), today reported net sales and operating results for the Company's quarter and year ended December 31, 2004:
(In thousands except shares and per share)
	Three months		Year
	Ended December 31		Ended December 31
	2004	2003	2004	2003

Net sales	$ 27,592	$29,364	$93,287	$94,845

Income (loss) from operations before income tax and non-recurring items	1,925	1,405	843	(2,340)

(Gain) loss on termination of lease and other non-recurring items	362	280	(728)	280

Net income (loss)	$1,563	$1,125	$1,571	$(2,620)

Share and per share information:

Basic weighted average common shares outstanding	5,522,490	5,522,490	5,522,490	5,522,490

Basic net income (loss) per common share outstanding	$.28	$.21	$.29	$(.47)

Fully diluted weighted average common shares outstanding	6,391,895	5,522,490	6,007,594	5,522,490

Fully diluted net income (loss) per common share outstanding	$.25	$.21	$.26	$(.47)

          Net income for the quarter ended December 31, 2004 was $1,563,000 compared to net income of $1,125,000 for the corresponding quarter last year. For the 12-month period, net income was $1,571,000 compared to a net loss of $2,620,000 for the 12-month period ended December 31, 2003.

           Commenting on the results for the quarter and year to date periods, John Tulin, President, said "We are pleased to report that 2004 was a year of great progress for the Company. The steps we have taken to streamline our business, obtain a long-term financing package, reduce costs, and terminate manufacturing operations have firmly taken hold, resulting in a profitable quarter and year. Despite a decline in the Company's shipments, gross margin dollars increased 17% in 2004 and, as a percentage of net sales, improved by more than 5 percentage points over 2003." Mr. Tulin continued, "We are excited about our
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new packaging and design concepts slated for introduction during the spring 2005 season for certain of our small leather goods collections, as well as a variety of other opportunities for the Company's jewelry and belt merchandise lines. We look forward to continuing our momentum into 2005."

           Earnings for the 12 months ended December 31, 2004 include net non-recurring income of $139,000. During the Company's quarter ended March 31, 2004, the Company recorded a $1,090,000 gain from the termination of a real estate lease that was offset, in part by a $362,000 asset impairment charge in connection with the Company's former jewelry manufacturing facility recorded during the quarter ended December 31, 2004. These items were recorded separately in the Company's consolidated statement of operations as non-recurring items. In addition, during the quarter ended June 30, 2004, the Company recorded a non-recurring expense of $589,000, which was included in interest expense, in connection with the write-off of certain deferred financing costs, early termination fees and other charges related to the termination of the Company's revolving credit agreement with its prior lender.

           Results for both the quarter and 12-month period ended December 31, 2003 include restructuring charges of $1,640,000 related to the closure of the Company's belt manufacturing facility in Norwalk, Connecticut. These expenses included a $1,360,000 inventory-related charge that was included in cost of sales in the Company's consolidated statement of operations and a $280,000 charge for severance and asset-impairment expenses that was stated separately in the consolidated statement of operations as a restructuring charge. The Company ceased manufacturing activities at its Norwalk facility and began outsourcing the production of its belt merchandise requirements to third-party manufacturers during the quarter ended December 31, 2003.

           Net sales for the quarter and year ended December 31, 2004 decreased $1,772,000 or 6% and $1,558,000 or 2% respectively, compared to the same periods last year. The decrease for both the three and 12-month period ended December 31, 2004 was principally due to lower gross shipments of the Company's men's belts and small leather goods merchandise to certain department store customers, offset in part by an increase in men's jewelry sales and a significant decrease in provisions for customer returns. Shipments for belts and small leather goods fell during the fourth quarter as retailers pared back stock levels in an attempt to improve inventory turns for the holiday season. The reduction in sales for the Company's small leather goods product line during the quarter was also partially due to the introduction for spring 2005 of new merchandise and packaging concepts for certain branded merchandise programs. Retailers planned lower receipts of certain goods during the fourth quarter in anticipation of receiving the new merchandise in early 2005. Customer returns for the quarter and year declined $1,613,000 or 60% and $2,850,000 or 42%, respectively, both compared to the same periods last year.

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          Net sales for the years ended December 31, 2004 and 2003 include the effect of an adjustment recorded each year during the second quarter to reflect the difference between actual customer returns received during the Company's spring selling season (January through June) and the allowance for returns established at the end of the preceding fiscal year. This adjustment increased net sales by $1,703,000 and $2,069,000 for the 12-month periods ended December 31, 2004 and December 31, 2003, respectively. In both years, actual spring season returns were lower than anticipated at the end of the preceding fiscal year due to somewhat stronger retail sales for the Company's belt and personal leather goods merchandise during the holiday and early spring selling periods relative to the Company's reserve estimates.

           Despite the reduction in net sales, gross margin for the quarter and year ended December 31, 2004 increased by $713,000 and $4,358,000 respectively, both as compared to the same periods in 2003. Gross margin as a percentage of net sales during the fourth quarter improved to 33.9% from 29.4% last year, and for the year, increased to 32.9% compared to 27.8% in 2003. The improvement in gross margin during both the 3-month and 12-month periods was principally due to higher initial margins for the Company's belt merchandise; lower inventory-related costs; decreased sales dilution resulting from a substantial decline in customer returns; and increased higher-margin jewelry shipments. Gross margin for both the quarter and year ending December 31, 2003 was impacted by a $1,360,000 inventory impairment charge recorded in connection with the closure of the Company's belt manufacturing facility that was included in cost of sales in the Company's consolidated statement of operations.

          Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

          Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "Colours by Alexander Julian", and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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